UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2015

PREMIER BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 31374 El Paso, Texas 79930 (Address of principal executive offices) (zip code)

(814) 786-8849 (Registrant’s telephone number, including area code)

______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On January 30, 2015, we entered into a Securities Purchase Agreement with LG Capital Funding, LLC (“LG Capital”), pursuant to which we sold to LG Capital a 8% Convertible Promissory Note in the original principal amount of $82,687.00 (the “Note”). The Note has a maturity date of January 29, 2016, and is convertible after 180 days into our common stock at the higher of (i) $0.001 cents per share or (ii) 70% of the average of the two (2) lowest closing bid prices of our common stock for the fifteen (15) trading days prior to receipt of a conversion notice from LG Capital. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The Note can be prepaid by us at a premium as follows: (a) between 1 and 30 days after issuance – 115% of the principal amount; (b) between 31 and 60 days after issuance – 121% of the principal amount; (c) between 61 and 90 days after issuance – 126% of the principal amount; (d) between 91 and 120 days after issuance – 132% of the principal amount; (e) between 121 and 150 days after issuance – 138% of the principal amount; and (f) between 151 and 180 days after issuance – 140% of the principal amount. There is no right to pre-payment after 180 days. The purchase and sale of the Note closed on January 30, 2015, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) of the Securities Act of 1933. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement dated January 30, 2015

10.2	Convertible Promissory Note dated January 30, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: February 2, 2015	By:	/s/ Bill Hartman
Bill Hartman
	Its:	President and Chief Executive Officer